Exhibit 99.(a)

EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that Amendment No. 3 to Schedule 13G filed on the date hereof with respect to the shares of Common Stock of aQuantive, Inc. has been filed on behalf of the undersigned.

Signature:

Dated: February 9, 2004

Entities:

Oak Investment Partners VIII, Limited Partnership Oak Associates VIII, LLC Oak VIII Affiliates Fund, Limited Partnership Oak VIII Affiliates, LLC Oak Management Corporation

	By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as General Partner or Managing Member or as Attorney-in-fact for the above-listed entities

Individuals:

Bandel L. Carano Gerald R. Gallagher Edward F. Glassmeyer Fredric W. Harman Ann H. Lamont

	By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, Individually and as Attorney-in-fact for the above-listed individuals